GUIDANT CORPORATION and Subsidiaries
                            EXHIBIT 11.1

        Statement Regarding Computation of Per-Share Earnings
                 on Primary and Fully Diluted Bases
                (In millions, except per-share data)


                                          Three Months Ended  Six Months Ended
                                                June 30,          June 30,
                                             1997    1996      1997     1996
                                             ----    ----      ----     ----

Primary:

Net income                                   $9.0   ($46.2)   $52.2   ($17.7)

Weighted average common shares outstanding   72.30    72.05    72.23    72.02

Incremental shares:
     Stock plans                              1.80      -       1.67      -
                                              ----    ----      ----    ----

Adjusted average common shares outstanding   74.10    72.05    73.90    72.02

Primary earnings per share                   $0.12   ($0.64)   $0.71   ($0.25)
                                             =====   =======   =====   ======

Fully Diluted:

Net income                                   $9.0   ($46.2)    52.2   ($17.7)

Weighted average common shares outstanding   72.30    72.05    72.23    72.02

Incremental shares:
     Stock plans                              2.03      -       2.03      -
                                              ----    ----      ----     ----
Adjusted average common shares outstanding   74.33    72.05    74.26    72.02

Fully diluted earnings per share             $0.12   ($0.64)   $0.70   ($0.25)
                                             =====   =======   =====   ======

This calculation is submitted in accordance with Regulation S-K item 601(b)(11) although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.